Exhibit 99.4

ONTARIO TEACHERS’ PENSION PLAN BOARD

LIMITED WAIVER

November 14, 2014

WHEREAS, subparagraphs (a)(2) and (a)(3) of Article Eighth of the charter (the “Charter) of The Macerich Company, a Maryland corporation (the “Company”), limit the transfer and ownership of shares of Equity Stock pursuant to the Ownership Limit contained in such subparagraphs;

WHEREAS, the Board of Directors of the Company (the “Board”) and/or an authorized committee thereof desires to grant the limited waiver as set forth herein to Ontario Teachers’ Pension Plan Board (“OTPPB”) and its affiliates (collectively, “Ontario”).  Except as otherwise provided herein, capitalized terms used but not defined herein shall have the meaning as set forth in the Charter.

NOW, THEREFORE, BE IT RESOLVED, that the Board and/or an authorized committee thereof hereby waives the application of the Ownership Limit contained in subparagraphs (a)(2) and (a)(3) of Article Eighth of the Charter to Ontario and permits Ontario to Beneficially Own up to 14.9 of the Equity Stock of the Company (the “Excepted Holder Limit”), subject to the following limitations, terms and conditions:

1.
This Limited Waiver is granted by the Board and/or an authorized committee thereof pursuant to subparagraph (a)(9) of Article Eighth of the Charter and is subject to subparagraphs (a)(2)(C), (a)(2)(D) and (a)(3) of Article Eighth of the Charter; provided that during the term of this Limited Waiver (as defined below), any Equity Stock Beneficially Owned by Ontario shall be subject to subparagraph (a)(3) of Article Eighth of the Charter but only to the extent such Beneficial Ownership violates subparagraph (a)(2)(C) or (a)(2)(D) of Article Eighth of the Charter.  This Limited Waiver, with the exception of the waiver discussed herein, does not waive any of the other restrictions or limitations set forth in Article Eighth of the Charter as they apply to the Equity Stock Beneficially Owned by Ontario.

2.
This Limited Waiver is granted solely to Ontario and relates solely to the Equity Stock Beneficially Owned by Ontario.  Any Transfer of the Equity Stock held by Ontario shall cause any such Equity Stock to no longer be subject to the Limited Waiver and any such Equity Stock shall be subject to the Ownership Limit as of the date of such Transfer.

3.
This Limited Waiver only grants Ontario the right to Beneficially Own Equity Stock up to the Excepted Holder Limit.  Ontario will not directly or indirectly acquire Equity Stock in excess of the Excepted Holder Limit.

4.	In no event shall this Limited Waiver permit any Individual’s Beneficial Ownership of Equity Stock of the Company to exceed, at any time, the Ownership Limit of Article

Eighth of the Charter, determined without regard to this Limited Waiver, other than as the result of a reduction in the aggregate amount of outstanding Equity Stock of the Company.  For the purpose of this Limited Waiver, “Individual” has the meaning provided in Section 542(a)(2) of the Internal Revenue Code of 1986, as amended (“Code”), as modified by Section 856(h)(3) of the Code.

5.
The term of this Limited Waiver shall commence on November 14, 2014, and shall terminate on the earliest of (a) the earliest date on which Ontario no longer Beneficially Owns outstanding shares of the Company’s Equity Stock in excess of the Ownership Limit, (b) the earliest date on which any of the conditions set forth in paragraphs 1, 2, 3 or 4 of this Limited Waiver are no longer true or accurate, or otherwise have been violated, (c) the earliest date on which any of the representations, warranties, agreements, or undertakings made by Ontario in the attached letter on behalf of Ontario (without giving effect to qualifications as to knowledge) are no longer true, as of such date, (d) the earliest date on which any of the agreements or undertakings made by Ontario set forth in the attached letter are not complied with, or (e) the earliest date on which the Board makes the determination set forth in paragraph 5(b) of the attached letter.

6.	The Excepted Holder Limit shall be reduced to 9.9% of the Equity Stock on the earliest date that the event in paragraph 3(c) of the attached letter occurs.

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